ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT has been entered into as of September 6, 2002 by and among SFBC New Drug Services, Inc., a Florida corporation ("Purchaser"), SFBC International, Inc., a Delaware corporation and sole stockholder of Purchaser ("Parent"), New Drug Services, Inc., a Delaware corporation ("Seller") and solely for purposes of Seller's representations and warranties contained in Article VI herein, the additional covenants contained in
Article IX herein, and the miscellaneous provisions contained in Article XIII herein, each of Dr. Michael P. Adams, Dr. Alfonso J. Tobia, Mr. Glenn Adams and Dr. Anthony Orlando constituting all of the stockholders of Seller (individually, a "Stockholder" or collectively, the "Stockholders").

                                   ARTICLE I.

                                    RECITALS

         Seller engages in the business of providing clinical drug development and biostatistical and other data management and consulting services to the pharmaceutical and biotechnology industries, (the "Business").

         Purchaser desires to purchase the Business and substantially all of the assets of Seller and Seller desires to sell the Business and such assets to Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement.


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         In consideration of the foregoing and of the respective
representations, warranties, covenants, and agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE II.

                                   DEFINITIONS

         As used in this Agreement, the following terms have the meanings indicated below:

         "Accounts Receivable" means all accounts (including cash accounts) and notes receivable (including sums due from officers), of Seller.

         "Acquired Assets" means Assigned Contracts, Equipment and Machinery, Files and Records, Intangible Assets, Intellectual Property, Licenses and Permits (to the extent transferable by Seller), Prepaid Assets, Warranties and all other assets of Seller as of the Closing Date (including all such items shown or reflected in the July 31, 2002 Balance Sheet of Seller, with additions thereto, net of dispositions in the ordinary course, since the Balance Sheet date), of every kind, nature, character, and description, whether real, personal or mixed, whether accrued, contingent or other, and wherever situated, and whether or not reflected in any financial statement of Seller.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid


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in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" means a person or entity which controls, is controlled by, or is under common control with Seller or Purchaser, as the case may be, either directly or indirectly through intermediaries.

         "Assigned Contracts" means all customer and sponsor agreements and related work orders, including but not limited to those specified on Schedule 6.22, and those Purchase Orders, and Other Contracts specifically designated as Assigned Contracts on Schedule 6.22.

         "Assumed Liabilities" has the meaning specified in Section 3.02.

         "Audited Financials" has the meaning specified in Section 4.02.

         "Average Excess Level 1 Profits" has the meaning specified in Section 4.03(a).

         "Average Excess Level 2 Profits" has the meaning specified in Section 4.03(b).

         "Business" has the meaning specified in the Recitals hereto.

         "Business Day" means any day other than Saturday, Sunday, and any other day on which there is no trading on the floor of the New York Stock Exchange.

         "Cash Payment" has the meaning specified in Section 4.01.

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         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "Charlotte" means SFBC Charlotte, Inc.

         "Claim" means under Article XII any and all damages, losses, obligations, liabilities, claims, encumbrances, penalties, costs, and expenses arising from or related to the matters described in each of Section 12.01 and
Section 12.02, respectively.

         "Closing" has the meaning specified in Article V.

         "Closing Date" has the meaning specified in Article V.

         "Closing Date Balance Sheet" has the meaning specified in Section 6.06.

         "Closing Date Financial Statements" has the meaning specified in
Section 6.06.

         "COBRA" means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

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         "Computer Software" means all computer source codes, programs, data files, and other software (including both applications software and operating software), including all machine readable code, printed listings of code, documentation, and related property and information relating to the Business, including licenses and other rights to use Computer Software of third parties.

         "Common Stock" means shares of common stock of Parent, Purchaser or Sellers, as the case may be.

                  "Counsel for Seller" means Klehr, Harrison, Harvey, Branzberg & Ellers LLP.

         "Counsel for Parent and Purchaser" means Harris & Gilbert, LLP.

         "Customer" means any person, firm, corporation, partnership, association or other entity to which the Company or sold or provided goods or services during the 12-month period prior to the time at which any determination is required to be made as to whether any such person, firm, corporation, partnership, association or other entity is a Customer, or who or which was approached by or who or which has approached an employee of the Company for the purpose of soliciting business from the Company or the third party, as the case may be.

         "Dr. Adams" means Michael P. Adams, Pharm.D., a Stockholder.

         "Dr. Orlando" means Anthony Orlando, a Stockholder.

         "Dr. Tobia" means Alfonso J. Tobia, Ph.D., a Stockholder.

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         "Earn-Out" has the meaning specified in Section 4.03.

         "Earn-Out 1" has the meaning specified in Section 4.03(a).

         "Earn-Out 2" has the meaning specified in Section 4.03(b).

         "Earn-Out Period" has the meaning specified in Section 4.03.

         "EBIDTA" means earnings before interest, depreciation and taxes the combined net income of Seller and Purchaser for the fiscal year ended December 31, 2002, determined in accordance with GAAP as in effect at the end of such period, (A) plus, without duplication and to the extent reflected as a charge in the statement of net income for such period, the sum of (i) total income tax expense, (ii) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with loans and letters of credit, (iii) depreciation and amortization expense, (iv) amortization of intangibles (including, but not limited to, goodwill) and organization costs, and (v) any extraordinary or unusual loss to the extent covered by insurance; and (B) minus any extraordinary or unusual gain (including, whether or not otherwise includable as a separate item in the statement of net income for such period, gains on the sales of assets outside of the ordinary course of business).

         "Employee Plans" has the meaning specified in Section 6.17(c).

         "Environmental Claims" means all accusations, allegations, investigations, warnings, notice letters, notices of violations, Liens, orders, claims, demands, suits or administrative or judicial actions for any injunctive


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relief, fines, penalties, or any damage, including without limitation personal injury, property damage (including any depreciation of property values), lost use of property, natural resource damages, or environmental response costs arising out of Environmental Conditions or under Environmental Requirements.

         "Environmental Conditions" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, injecting, emptying, discharging, emitting, escaping, leaching, dumping, disposal, release, or threatened release of Hazardous Materials, whether or not yet discovered which suffices to result could or does result in Environmental Claims. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Materials at the work place or the exposure of persons or property to Hazardous Materials migrating or otherwise emanating from, to, or located at, under, or on the Real Property and/or Leased Real Property.

                  "Environmenal Requirements" means all present and future laws, rules, regulations, ordinances, codes, policies, guidance documents, approvals, plans, authorizations, and enforceable licenses and permits issued by all duly authorized government agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, all states and political subdivisions thereof, and all judicial, administrative, and regulatory decrees, judgments, and orders relating to human health, pollution, or protection of the environment (including ambient air, surface water, ground water, land surface, or surface strata), including (a) laws relating to emissions, discharges, releases, or threatened releases of Hazardous Materials, and (b) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport, or other handling of Hazardous Materials, (c) CERCLA, the Toxic Substances Control Act, as amended; the Hazardous Materials Transportation Act, as amended, RCRA, the Clean Water


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Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, and the Occupational Safety and Health Act, as amended.

         "Equipment and Machinery" means (a) all personal property owned by Seller, including without limitation the equipment, machinery, furniture, fixtures and improvements, computer hardware, tooling, spare parts, supplies, and vehicles owned or leased by Seller (including all leases of such property),
(b) any rights of Seller to warranties applicable to the foregoing (to the extent assignable), and licenses received from manufacturers and sellers of any such item, and (c) any related claims, credits, and rights of recovery with respect thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "Escrow" has the meaning specified in Section 4.01(b).

         "Escrow Agent" means Section 4.01.

         "Escrow Payment" has the meaning specified in Section 4.01(b).

         "Excess Level 1 Profits" has the meaning specified in Section 4.03(a).

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         "Excess Level 2 Profits" has the meaning specified in Section 4.03(b).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Obligations" has the meaning specified in Section 3.03.

         "FDA" means the United States Department of Health and Human Services Food and Drug Administration.

         "Files and Records" means all files and records of Seller relating to the Business, whether in hard copy or magnetic or other format including customer and supplier lists and records; equipment maintenance records; equipment warranty information; plant plans, specifications and drawings; sales and advertising material; computer software; technical and research analyses; engineering, sales, marketing and other studies, data and plans; bid information; quality assurance records; and records relating to those employees of Seller who may become employed by Purchaser following the Closing.

         "Financial Statements" means (a) unaudited balance sheets and statements of income, changes in stockholders equity, and cash flow as of and for the fiscal year ended December 31, 2001 of Seller; (b) unaudited balance sheets and statements of income, changes in stockholders equity, and cash flow as of and for the seven months ended July 31, 2002; and (c) the unaudited balance sheet and income statement as of the day before the Closing.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

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

         "Governmental Entity" means any federal, state, local or foreign court, commission, governmental body, regulatory or administrative agency, authority or tribunal.

         "Hazardous Materials" means (a) any substance that is defined as a "hazardous substance", "hazardous waste", "hazardous material", pollutant, or contaminant under any Environmental Requirements, including CERCLA, SARA, RCRA, and any analogous state or local law; (b) petroleum (including crude oil and any fraction thereof); and (iii) any natural or synthetic gas (whether in liquid or gaseous state).

         "Intangible Assets" means all intangible personal property rights of Seller, including all rights on the part of Seller to proceeds of any insurance policies and all claims on the part of Seller for recoupment, reimbursement, and coverage under any insurance policies for events that arise prior to the Closing Date; all rights of Seller in and to all telephone, facsimile, and email (if any) numbers and telephone and other directory listings utilized in connection with the Business; and all industry, vendor and other certifications and endorsements utilized in connection with the Business.

         "Indemnified Party" has the meaning specified in Section 12.03(a).

         "Indemnifying Party" has the meaning specified in Section 12.03(a).

         "Intellectual Property" means all United States and foreign patents and patent applications (whether utility, design, or plant product), registered and unregistered trademarks, service marks, trade names, logos, brands, business identifiers, private labels, trade dress (including all goodwill and reputation symbolized by any of the foregoing), rights of publicity, processes, industrial designs, inventions, registered and unregistered copyrights and copyright


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

applications, product formulas, know-how, trade secrets, uniform resource locators or Internet addresses, and Computer Software, and all rights with respect to the foregoing that the Seller has, and all other proprietary rights that Seller owns, licenses, or possesses the right to use with respect to the Acquired Assets or in the conduct of the Business.

         "Leased Real Property" has the meaning specified in Section 6.12.

         "Legal Provisions" has the meaning specified in Section 6.15.

         "Level 1 Earn-Out" has the meaning specified in Section 4.03(a).

         "Level 2 Earn-Out" has the meaning specified in Section 4.03(b).

         "Licenses and Permits" means all governmental licenses, permits, franchises, authorizations, and approvals that are held by Seller and relate to the conduct of the Business, including those described in Schedule 6.19.

         "Lien(s)" means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), option, easement, right-of-way, charge, or conditional sale agreement.

         "Material Adverse Effect" means any event, change or occurrence which, individually or together with any other event, change, or occurrence, insofar as can reasonably be foreseen, could result in a material adverse effect on Seller, Parent or Purchaser, as the case may be, or material adverse change in the business, properties, assets, financial condition, results of operations, management or future prospects of Seller, Parent or Purchaser, as the case may be, since December 31, 2001.

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         "Material Contracts" means all contracts and other arrangements, whether oral or written, to which Seller is a party as to which the breach, non-performance, failure to renew, or cancellation could have a Material Adverse Effect on the Business.

         "Mr. Adams" means Mr.Glenn Adams, a Stockholder.

         "New Profit Measure" has the meaning specified in Section 4.04.

         "Other Contracts" means all leases for Equipment and Machinery or other personal property (whether Seller is lessor or lessee), indentures, loan agreements, security agreements, partnership and/or joint venture agreements, license agreements, service contracts, employment and consulting agreements, suretyship contracts, reimbursement agreements, distribution agreements, and all other contracts, commitments and agreements to which Seller is a party.

         "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated organization, other entity, or any governmental agency, officer, department, commission, board, bureau, or instrumentality thereof.

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         "Permitted Liens" means:

                  (a) Liens on Acquired Assets arising by operation of law and securing the payment of Taxes which are not yet due and payable and are reflected on the Closing Date Balance Sheet;

                  (b) easements, rights-of-way, reservations of rights, conditions or covenants, zoning, building or similar restrictions or other restrictions or encumbrances that do not, individually or in the aggregate materially interfere with the use of the affected property in the operation of the Business as conducted or as proposed to be conducted by Seller;

                  (c) the rights under the Real Property Leases and leases of personal property by Seller as lessee which are part of the Acquired Assets; and

                  (d) mechanics', carriers', workers', repairers', and similar non-consensual Liens arising by operation of law and relating to obligations which are incurred in the ordinary course of business and which secure only Assumed Liabilities which are not yet due and payable on the Closing Date.

         "Personnel" means the officers, employees and/or agents of Parent, Purchaser or Seller as the case may be.

         "Policies" and "Policy" have the meanings specified in Section 6.21.

         "Prepaid Expenses" means any rents, Taxes or other expenses related to the Business or the Acquired Assets that were paid in the ordinary course by Seller prior to the Closing Date with respect to a period that includes a date on or after the Closing Date, determined with respect to each expense by multiplying the amount of the expense by a fraction, the numerator of which is the number of days in such period occurring on or after the Closing Date and the denominator of which is the number of days in such period.

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         "Purchase Orders" means all of Seller's outstanding purchase orders, contracts, or other commitments to suppliers of goods and services for materials, supplies, services, or other items used in the Business.

         "Purchase Price" has the meaning specified in Section 4.01.

         "Purchaser" has the meaning specified in the first paragraph hereof.

         "RCRA" means the Resource Conservation and Recovery Act, as amended.

         "Real Property Leases" has the meaning specified in Section 6.12.

         "SARA" means the Superfund Amendments and Reauthorization Act of 1986, as amended.

         "SEC" means the United States Securities and Exchange Commission.

         "SEC Documents" means any registration statement, report or other document filed with the SEC by Parent.

         "Securities Act" means the Securities Act of 1933, as amended.

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         "Seller" has the meaning specified in the first paragraph hereof.

         "Seller's Knowledge" means the knowledge of the Seller or any of the Stockholders.

         "Stockholder" or "Stockholders" has the meaning specified in the first paragraph hereof.

         "Taxes" means all federal, state, local, or foreign taxes (including excise taxes, occupancy taxes, employment taxes, unemployment taxes, ad valorem taxes, custom duties, transfer taxes, and fees), levies, imposts, fees, impositions, assessments, or other governmental charges of any nature imposed upon a Person including all taxes or governmental charges imposed upon any of the personal properties, real properties, tangible or intangible assets, income, receipts, payrolls, transactions, stock transfers, capital stock, net worth or franchises of a Person (including all sales, use, withholding or other taxes which a Person is required to collect and/or pay over to any government), and all related additions to tax, penalties or interest thereon.

         "Tax Returns" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any governmental agency, department, commission, board, bureau, or instrumentality in connection with the determination, assessment, collection, or administration of any Taxes.

         "Warranties" means all rights benefitting Seller under any warranty, express or implied related to the Acquired Assets.

         "Year 1" has the meaning specified in Section 4.03.

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         "Year 2" has the meaning specified in Section 4.03.

         "Year 3" has the meaning specified in Section 4.03.


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                                  ARTICLE III.

                          PURCHASE OF ACQUIRED ASSETS,
                        ASSUMPTION OF ASSUMED LIABILITIES

                  Section 3.01. Purchase of Assets. Subject to the terms and conditions herein set forth, on the Closing Date, Seller shall sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Seller all of the right, title, and interest of Seller in and to the Acquired Assets. The sales, conveyances, transfers, assignments, and deliveries by Seller of the Acquired Assets, as herein provided, shall be effected on the Closing Date, free and clear of all Liens, other than any Permitted Liens, by appropriate deeds, bills of sale, endorsements, assignments, and other instruments of transfer and conveyance reasonably satisfactory in form and substance to Purchaser.

                  Section 3.02. Assumption of Operating Liabilities. At the Closing, Purchaser shall assume and shall, subject to all rights of offset, defenses, causes of action, counterclaims and claims of any nature against third parties that may be available to Seller in respect of the Assumed Liabilities, agree to satisfy and discharge, as the same shall become due, (a) all of Seller's obligations under the contracts, agreements, commitments and leases of Seller which are specifically identified in Schedule 3.02, and are assigned to Purchaser at Closing, if and to the extent assignable; (b) all of Seller's obligations under all Licenses and Permits which are specifically identified in
Schedule 3.02 and are transferred to Purchaser at Closing, if and to the extent transferable; (c) all obligations relating to Environmental Conditions or arising under Environmental Requirements, except to the extent that they are subject to a Claim on or before September 30, 2005 under Article XII hereof; and
(d) any and all other obligations of Seller related to the Business reflected on the Financial Statements. (collectively, the "Assumed Liabilities").

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                  Section 3.03. Excluded Obligations. Purchaser is not assuming, and Seller shall remain fully responsible for, all past, present and future indebtedness, liabilities, obligations, contracts and commitments of Seller and any predecessors in interest of the Business, known or unknown, fixed or contingent, whether arising out of or resulting from the Business or the assets thereof, or otherwise, that are not Assumed Liabilities (the "Excluded Obligations"). Without limiting the foregoing, the Excluded Obligations shall include, but not limited to, any and all liabilities arising from or related to:

                  (a) the negligent acts or omissions of Seller and its employees and agents, whether in tort or otherwise;

                  (b) product liability or similar claims for injury to any Person or property with respect to services rendered or products purchased or sold, by Seller prior to Closing;

                  (c) any liability of Seller for Taxes arising prior to Closing subject to the terms of Section 6.06 hereof;

                  (d) any suits, actions, or claims alleging infringement by Seller, prior to Closing, of patents, trademarks, trade names or other intellectual property rights held by others;

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                  (e) any Environmental Condition existing at Closing, except to the extent (i) such condition has been exacerbated after Closing or (ii) Purchaser, its agents, employees, or representatives have not exercised due care or caution with respect to such conditions;

                  (f) any warranty, obligation or other liability contingent or otherwise with respect to services provided by Seller prior to the Closing;

                  (g) any liability for commitments made by Seller relating to the employment, relocation or termination (including, but not limited to, severance pay) of any employee, officer or director of Seller;

                  (h) any liability or obligation of Seller in respect of the Employee Benefit Plans (including any fees, costs or similar expenses thereto), employee handbooks, company policy manuals, employment contracts or policies concerning fringe benefits;

                  (i) any other suits, actions or claims against Seller;

                  (j) any liability or obligation relating to any asset which is not an Acquired Asset; and

                  (k) any inter-company liabilities including liabilities between Seller and its subsidiaries, if any.

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         All Excluded Obligations shall remain the sole responsibility of
Seller, and Seller agrees to pay, perform, discharge such Excluded Obligatons, and indemnify, in accordance with Article XII hereof, Parent and Purchaser from and against such Excluded Obligatons.

                  Section 3.04. Subsequent Documentation. At any time, and from time to time after the Closing Date until the third anniversary date thereof, Seller shall, upon the reasonable request of Parent or Purchaser, and Parent or Purchaser shall, upon the reasonable request of Seller, promptly execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments and other documents, and perform or cause to be performed such further acts, as may be reasonably required to evidence or effectuate the sale, conveyance, transfer, assignment, and delivery hereunder of the Acquired Assets, the assumption by Purchaser of the Assumed Liabilities, the performance by the parties of any of their other respective obligations under this Agreement, and to carry out the purposes and intent of this Agreement.

                  Section 3.05. Assignment of Contracts. To the extent that the assignment of all or any portion of any of the Assigned Contracts shall require the consent of any other party thereto, the execution of this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Upon the request of Parent or Purchaser, after the Closing, Seller shall use its best efforts to obtain the consent of each such other party to the assignment thereof to Purchaser; provided, that no material modification of any such Assigned Contract shall be made without Purchaser's prior written consent.

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

                                   ARTICLE IV.

                                 PURCHASE PRICE

                  Section 4.01. Purchase Price. Purchaser shall purchase the Acquired Assets in exchange for up to $18,500,000 consisting of:

                  (a) $8,000,000 in cash payable at the Closing by wire transfer of immediately available funds to an account designated by Seller (the "Cash Payment");

                  (b) $2,500,000 in Common Stock of Parent, which Common Stock shall be held in escrow (the "Escrow") with Wachovia Bank, National Association (the "Escrow Agent"), and released from escrow upon the satisfaction of certain conditions described in Section 4.02 below (the "Escrow Payment"). The number of shares of Parent's Common Stock shall be based upon the average closing price of Parent's Common Stock on the Nasdaq Stock Market for the 20 trading days prior to, but not including the Closing Date; and

         (c) up $8,000,000 in contingent Earn-Out payments further described in
Section 4.03 below.

         In addition, Purchaser shall assume the Assumed Liabilities of Seller. The Cash Payment, the Common Stock, the Contingent Earn-Out and the Assumed Liabilities are collectively referred to as the "Purchase Price."

                  (d) To the extent that the Closing Date Balance Sheet reflects that the Acquired Assets do not exceed the Assumed Liabilities by at least $1,625,000, and Parent and Purchaser elect to waive the requirements of Section
8.01 (m), the cash portion of the Purchase Price shall be reduced on a dollar-for-dollar basis.


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

                  Section 4.02.  Escrow Payment.
                                 --------------

                  (a) EBIDTA shall be determined upon receipt of a combined audited income statement of Seller for the current fiscal year beginning on January 1, 2002 and ending on the date of the Closing without giving effect to the transactions contemplated by this Agreement and of Purchaser beginning on the date of the Closing and ending on December 31, 2002 (the "Audited Financials"). Purchaser shall maintain separate books and records for the operations of Purchaser for the fiscal year ending December 31, 2002 for purposes of calculating EBITDA and shall not combine the results of operations of Charlotte during 2002. Seller's Financial Statements shall be audited by Grant Thornton, LLP. Seller shall have the right to consult with Parent's management and review the calculation of EBITDA. If Seller disagrees with the calculation or any calculation of an Earn-Out under Section 4.03, it may communicate its disagreement with Grant Thornton, LLP whose determination, made prior to the date Parent files any report with the SEC, shall be conclusive. If EBITDA is:

                           (i) $1,625,000 or more, the entire Escrow shall be
released to Seller;

                           (ii) between $1,125,000 and $1,624,999, 50% of the
Escrow shall be released to Seller and the balance of Parent's Common Stock shall be cancelled; and

                           (iii) less than $1,125,000, no Escrow Payment shall
be due and all shares of Parent's Common Stock under Section 4.01(b) shall be cancelled.


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

To the extent that shares of Parent's Common Stock are not released to Seller, the value (determined as of the Closing Date using the price referred to in Section 4.01(b) times the number of shares cancelled) shall be added to Earn-Out 2 described in Section 4.03(b).

                  (b) Once earned, Parent's Common Stock shall be released from Escrow and delivered upon the later of (i) six months following the Closing Date, or (ii) five business days following receipt of the Audited Financials. At Closing, Parent and Seller shall enter into a Registration Rights Agreement in the form attached hereto as Exhibit A (the "Registration Rights Agreement") and a Lock-Up Agreement in the form attached hereto as Exhibit B (the "Lock-Up Agreement").

                  Section 4.03. Contingent Earn-Out. As further described below, Seller shall have the opportunity to earn additional consideration (the "Earn-Out") over a 36-month period (the "Earn-Out Period"). The Earn-Out Period shall be divided into three 12 month periods ending September 30, 2003, 2004, and 2005 ("Year 1", "Year 2", and "Year 3" respectively). Seller's Earn-Out (if any) in any given year during the Earn-Out Period shall vary depending upon excess profit realized by Seller under Earn-Out 1 or Earn-Out 2 as described below. In no event shall the contingent Earn-Out payable to Seller during the Earn-Out Period exceed $8,000,000 in the aggregate (plus the value of any of Parent's Common Stock cancelled under Section 4.02). Any amount due under this
Section 4.03 shall be paid 10 days after Parent files a Form 10-Q (or 10-QSB) with the SEC for the nine months ending September 30, commencing with 2003, but no later than November 30 of each of 2003, 2004 and 2005. It is understood that during Year 1 or Year 2, Parent expects to cause Purchaser to merge with Charlotte or combine Seller's operations with Charlotte which shall have an impact on the Earn-Outs. Prior to the Closing, Seller will be permitted to complete a due diligence review of the operations and financial condition of Charlotte and will be permitted to review and refine the contingent earnout following such review. Dr. Adams shall be the chief executive officer and a director of Purchaser and Charlotte following the Closing with all of the powers provided in each corporation's bylaws.

                  (a) Earn-Out 1: Subject to Section 4.03 above, Seller shall be entitled to an Earn-Out of up to $4,000,000 calculated as follows: [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]
                                                                   [*]

                  (b) Earn-Out 2: Subject to Section 4.02 above, Seller shall be entitled to an additional Earn-Out of up to $4,000,000 (plus the amount in value of any of Parent's Common Stock cancelled under Section 4.02(a)) calculated as follows: [*]
         [*]
         [*]
         [*]
         [*]
         [*]
         [*]
         [*]
         [*]
         [*]
         [*]
         [*]
         [*]
         [*]


* Confidential portions omitted and filed separately with the Commission pursuant to a Request For Confidential Treatment.

                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]

         The first 50% of any Level 2 Earn-Out earned under this Section 4.03 shall be payable in cash. Subject to Section 4.03 above, the remaining 50% shall be payable in cash or Parent's Common Stock, at Parent's option, provided if Parent elects to use shares of Parent's Common Stock it shall use commercially reasonable efforts to register them for resale (subject to the terms and conditions of the Registration Rights Agreement) as soon as practicable following delivery to Seller. If any portion of the Level 2 Earn-Out is paid in Parent's Common Stock, the number of shares shall be dependent upon the average closing price of the Parent's Common Stock on the Nasdaq Stock Market (or other principal trading market) for the 20 trading days prior to, but not including the date of the Earn-Out payment.

                  Section 4.04. New Profit Measure. New Profit Measure shall mean, for each 12-month period beginning October 1, 2002, Purchaser's and Charlotte's combined net income before taxes calculated in accordance with GAAP, consistently applied, and without any expenses imposed by Parent (as distinct from odinary and necessary business expenses of Purchaser) other than those mutually agreed to in advance by Seller, Parent and Purchaser and less [*]
                                                                       [*]


* Confidential portions omitted and filed separately with the Commission pursuant to a Request For Confidential Treatment.

                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]
                                 [*]

                  Section 4.05. Negative Covenants of Parent and Purchaser. Parent and Purchaser will, in a manner that is mutually acceptable to Parent, Purchaser and Seller: (a) not take any action or fail to take any action which interferes, in the ordinary course of business, with Seller's ability to earn the Earn-Out; (b) agree to retain at least 50% of Purchaser's net after-tax income as working capital of Purchaser through the Earn-Out Period; and (c) provide for direct payments of the Earn-Out to the Stockholders following the liquidation of Seller.

                  Section 4.06 Allocation of Purchase Price. The portion of the Purchase Price paid in exchange for the Acquired Assets pursuant to Section 4.01, together with the allocable portion of the Assumed Liabilities and any other relevant items, shall be allocated among the Acquired Assets in accordance with this Section 4.06 (such allocations, the "Purchase Price Allocations"). As promptly as practicable after the Closing Date, Purchaser shall prepare or cause to be prepared, and shall submit to Seller, a draft version of the Purchase Price Allocations, which (i) shall be prepared in accordance with the principles of Schedule 4.06, but with respect to any particular asset described on Schedule 4.06, only to the extent that the allocation specified on Schedule 4.06 is reasonable and (ii) shall be determined in accordance with Section 1060 of the Code and the applicable Treasury regulations thereunder. Purchaser and Seller shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Allocations, as determined pursuant to this Section 4.06, and shall not take any action or position that is inconsistent therewith. In the event a dispute arises between Purchaser and Seller with respect to the determination of the Purchaser Price


* Confidential portions omitted and filed separately with the Commission pursuant to a Request For Confidential Treatment.

Allocations, such dispute shall be resolved by Grant Thornton in the manner provided to resolve any disputes with respect to the calculation of EBITDA or Earn-Outs in Section 4.02(a). Purchaser and Seller shall mutually prepare and file in accordance with applicable Treasury regulations and in accordance with the Purchase Price Allocations, Internal Revenue Service Form 8594 and any forms or documents required to be filed with respect to such matters with state or local taxing authorities with respect to the acquisition by Purchaser of the Acquired Assets.

                  Section 4.07. Fair Consideration. The parties acknowledge and agree that the consideration provided for in this Article IV represents fair consideration and reasonable equivalent value for the sale and transfer of the Acquired Assets and the transactions, covenants, and agreements set forth in this Agreement, which consideration was agreed upon as the result of arm's length good-faith negotiations between the parties and their respective representatives.

                                   ARTICLE V.

                                     CLOSING

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Harris & Gilbert, LLP, 1555 Palm Beach Lakes Boulevard, Suite 310, West Palm Beach, Florida 33401 at 10:00 a.m., on September 6, 2002, or at such other place and time, or on such other date, as may be mutually agreed to by the parties (the "Closing Date"). At the Closing,
(i) Seller shall deliver to Purchaser the various certificates, instruments, and documents referred to in Section 8.01 below; (ii) Parent and Purchaser shall deliver to Seller the various certificates, instruments, and documents referred to in Section 8.02 below; (iii) Seller execute, acknowledge (if appropriate), and deliver to Purchaser (A) assignments (including Intellectual Property transfer documents if applicable) and (B) such other instruments of sale transfer, conveyance, and assignment as Purchaser and its counsel may reasonably request; (iv) Seller shall wire transfer to Purchaser all of Seller's existing cash balances (including money market funds and other equivalents); and (v) Parent and Purchaser shall deliver to Seller, the Purchase Price in the forms contemplated by Section 4.02.

                                   ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES
                           OF SELLER AND STOCKHOLDERS

         As a material inducement to Purchaser and Parent to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and each of the Stockholders, jointly and severally, hereby represent and warrant to Purchaser and Parent that the statements contained in this Article VI are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

                  Section 6.01. Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own and lease its properties and assets and to conduct its business as now conducted. Seller has no subsidiaries and does not own any interest in any corporation, partnership, joint venture, limited liability company association, trust or other entity.

                  Section 6.02. Qualifications to Do Business. Schedule 6.02 sets forth each jurisdiction in which Seller is qualified to do business as a foreign corporation. Neither the nature of the business carried on by Seller, nor the properties owned or leased by Seller, requires Seller to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on Seller.

                  Section 6.03. Capitalization; Authorization and Validity of Agreement. The authorized capital stock of Seller consists of 2,000 shares, par value $0.001, consisting of 1,000 shares of Common Stock of which approximately
102.5 shares are issued and outstanding, and 1,000 shares of class B non-voting common stock of which no shares are issued or outstanding. All of the issued and outstanding shares of Seller's Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable. There are no: outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Seller to issue, sell, or otherwise cause to become outstanding any of its capital stock; outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Seller, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Seller. Seller has all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The board of directors of Seller and Stockholders have approved the execuction and delivery of this Agreement and the transactions contemplated by this Agreement including the sale of the Acquired Assets in accordance with Delaware law and Seller's certificate of incorporation and bylaws, and no other corporate proceedings on the part of Seller are necessary to authorize the execution, delivery, and performance, and the resolutions approving such sale are irrevocable. This Agreement has been duly executed and delivered by Seller and constitutes its valid and binding obligation, enforceable against Seller in accordance with its terms.

                  Section 6.04. No Conflict or Violation. The execution, delivery, and performance of this Agreement by Seller does not and shall not:
(a) violate or conflict with any provision of Seller's certificate of incorporation, bylaws, or other governing document of Seller (b) violate any provision of law or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to Seller or the Business; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which Seller is a party or by which it is bound or to which any of its properties or assets is subject which would prevent Seller from transferring any of the Acquired Assets in the manner and as contemplated by and in accordance with the terms and provisions of this Agreement or which would have a Material Adverse Effect on on the Business; or (d) result in the imposition of any Liens or restrictions on the Business or any of the Acquired Assets

                  Section 6.05. Consents and Approvals. Except as set forth on
Schedule 6.05, to Seller's Knowledge no authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller and of its obligations hereunder.

                  Section 6.06. Financial Statements. Seller has delivered the Financial Statements to the Parent and the Purchaser. On the Closing Date, Seller shall deliver to Purchaser the unaudited balance sheet of Seller as of the day prior to the Closing Date (the "Closing Date Balance Sheet"), and an unaudited statement of operations from August 1, 2002 through the day prior to the Closing Date of Seller (collectively, the "Closing Date Financial Statements"), each certified by the Chief Executive Officer and the Chief Financial Officer of Seller in substantially the same form as the certification required by Section 906 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC thereunder. The Financial Statements and the Closing Date Financial Statements are or will be complete and correct in all material respects and fairly present the financial condition of Seller as of the dates thereof and the results of its operations for the fiscal years and periods ended on such dates. The Financial Statements and Closing Date Financial Statements shall have been prepared in accordance with GAAP consistently applied.

                  Section 6.07. Absence of Certain Changes or Events. Since December 31, 2001, Seller has operated its Business in the ordinary course consistent with past practice and since such date there has not been any event which could be reasonably foreseen to have a Material Adverse Effect on Seller. Without limiting the generality of the foregoing, since December 31, 2001:

                           (a) Seller has not sold, leased, transferred, or
assigned any of its assets, tangible or intangible, other than for a fair consideration;

                           (b) except as otherwise disclosed in this Agreement
or the Financial Statements, Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving (i) more than $10,000, or (ii) a term of more than one year;

                           (c) no party (including Seller) has accelerated,
terminated, modified, or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases, and licenses) to which Seller is a party or by which it is bound involving (i) more than $10,000; or (ii) a term of more than one year;

                           (d) Seller has not imposed any Lien other than a
Permitted Lien upon any of its assets, tangible or intangible;

                           (e) Seller has not made any capital expenditure (or
series of related capital expenditures) involving more than $10,000;

                           (f) Seller has have not made any capital investment
in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000;

                           (g) Seller has not issued any note, debenture, bond,
or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

                           (viii) Seller has not delayed or postponed the
payment of accounts payable and other liabilities;

                           (h) Seller has not cancelled, compromised, waived, or
released any right or claim (or series of related rights and claims) involving more than $10,000;

                           (i) Seller has not granted any license or sublicense
of any rights under or with respect to any Intellectual Property;

                           (j) Other than as set forth in Schedule 6.07, Seller
has not declared, set aside, or paid any dividend or made any distribution in cash or in kind or redeemed, purchased, or otherwise acquired any shares of Common Stock;

                           (k) Seller has not experienced any material damage,
destruction, or loss (whether or not covered by insurance) to its property;

                           (l) Seller has not made any loan to, or entered into
any other transaction with, any of its employees involving more than $10,000 in the aggregate;

                           (m) Seller has not entered into any employment
contract, written or oral, or modified the terms of any existing such contract or agreement involving more than $10,000 in the aggregate or entered into any collective bargaining agreement;

                           (n) Seller has not granted any increase in the base
compensation of any of its directors or officers or any of its family members;

                           (o) Other than with respect to cash bonus payments
(i) in the aggregate amount of $325,000 to be made to Dr. Adams, Dr. Tobia, Mr. Adams and Dr. Orlando prior to Closing and (ii) in the aggregate amount of $100,000 to be made to certain of Seller's other employees prior to Closing, Seller has not granted, adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors or officers, or family members (or taken any such action with respect to any other Employee Benefit Plan);

                           (p) Seller has not made any other material change in
employment terms for any of its directors and officers;

                           (q) Seller has not made or pledged to make any
charitable or other capital contribution in excess of $10,000;

                           (r) there has not been any other material occurrence,
event, incident, action, failure to act, or transaction outside the ordinary course of its Business involving Seller;

                           (s) Seller has not terminated or amended any
insurance policies nor has any insurance company done so with regard to a policy paid for by Seller; and

                           (t) Seller has not committed to do any of the
foregoing.

                  Section 6.08. Tax Matters. Seller has timely filed all Tax Returns required to have been filed with any federal, state, local, or foreign taxing authority and has paid all Taxes shown to be due and payable on the Tax Returns. Seller has set up reserves or accruals on the Closing Date Financial Statements which are adequate for the payment of all Taxes for all periods through the Closing Date. No taxing authority has asserted any claim against Seller for the assessment of any additional tax liability or initiated any action or proceeding which could result in such an assertion. Seller has made all withholding of Taxes required to be made under all applicable federal, state, local, and foreign laws and regulations with respect to compensation paid to employees, and the amounts withheld have been properly paid over to the appropriate authorities. With respect to each of Seller's tax returns that has been examined or audited by a taxing authority, which returns are identified on
Schedule 6.08, all deficiencies asserted as a result of such examinations or audits have been fully paid, adequately provided for or are being contested in good faith, except where the failure to be fully paid, adequately provided for or contested would not have a Material Adverse Effect. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local or foreign tax return for any period. Seller shall be responsible for the filing of all Tax Returns and the payment of all Taxes due through the Closing Date.

                  Section 6.09. Accounts Receivable. Seller has provided to Parent and Purchaser a complete and accurate schedule including an aging schedule for all of Seller's Accounts Receivable as of five business days prior to the date hereof. All of Seller's Accounts Receivable arose from bona fide transactions in the ordinary course of the Business, have not been discounted, and no counterclaim or right of set-off has been asserted with respct thereto.

                  Section 6.10. Absence of Undisclosed Liabilities. Seller has no material indebtedness, liability or obligation of any nature, whether contingent, accured, aboslute, unasserted or otherwise, other than liabilities or obligations reflected in the Closing Date Financial Statements.

                  Section 6. 11. Real Property. Seller does not own any real property.

                  Section 6.12. Leased Real Property. Schedule 6.12 sets forth a list of all real property in which Seller has a leasehold interest (each a "Real Property Lease" and collectively the "Real Property Leases" and the property covered by those Real Property Leases being referred to herein as the "Leased Real Property"). Seller has made true and complete copies of all Real Property Leases available to Purchaser. Seller is not in material breach of or material default under any Real Property Lease and no party to any Real Property Lease has given Seller written notice of or made a claim with respect to any breach or default thereunder. None of the Leased Real Property is subject to any sublease or grant to any Person of any right to the use, occupancy, or enjoyment of the property or any portion thereof. The Leased Real Property is not subject to any Liens (other than the lien, if any, of current property taxes and assessments not in default). To Sellers Knowledge, the Leased Real Property is not subject to any use restrictions, exceptions, reservations, or limitations which in any material respect interfere with or impair the present and continued use thereof in the ordinary course of the Business. There are no pending or, to the Seller's Knowledge, threatened condemnation proceedings relating to any of the Leased Real Property. Purchaser is assuming the Real Property Leases at the premises known as 415 McFarland Road, Suite 201, Kennett Square, PA, although Seller has not obtained a written consent to assignment of such Real Property Lease executed by the lessor.

                  Section 6.13.  Equipment and Machinery.

                  (a) Schedule 6.13(a) sets forth a list of, or otherwise describes, all material Equipment and Machinery held for or used in the Business. Seller has good title, free and clear of all Liens to the Equipment and Machinery listed that it owns, except for any Equipment and Machinery which has been sold or disposed of in the ordinary course of business since the Closing Date Financial Statements. Seller holds good and transferable leasehold interests in all Equipment and Machinery leased by it, in each case under valid and enforceable leases which are listed on Schedule 6.13(a), although Seller has not obtained a written consent to assignments of such Equipment and Machinery executed by each such lessor.

                  (b) The Equipment and Machinery are in good operating condition and repair, ordinary wear and tear excepted, are sufficient for the operation of the Business as presently conducted, and are in conformity in all material respects with all applicable laws, ordinances, orders, regulations, and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto currently in effect.

         Section 6.14.  Intellectual Property.

                  (a) Schedule 6.14 is a correct and complete list of all (i) Intellectual Property material to the Business, including the status of all patents, patent applications and registered Intellectual Property (ii) trade, corporate and ficticious names used by Seller, (iii) Computer Software and databases created or used by Seller (other than massmarketed software with a license fee of less than $5,000), (iv) material unregistered trademarks and copyrights owned or presently used by Seller and the Business and (v) licenses and other rights granted by Seller or by any third party to Seller, and each case with respect to Intellecual Property.

                  (b) Seller owns all right, title and interest in and to, or has a valid and enforceable license to use, all Intellectual Property necessary for the operation of the Business as currently conducted and as currently proposed to be conducted free and clear of any Liens or adverse claims.

                  (c) No claim by any third party contesting the validly, enforeability, and ownership, or use of any of the Intellectual Property owned or used by Seller or claiming that the activities of Seller in connection with the Intellectual Property constitues unfair competition has been made, is currently outstanding or is threated and there are no grounds for the same.


                  (d) Seller is not a party to any agreement or understanding with respect to any Intellectual Property.

                  (e) Neither Seller nor any of its officers or employees are parties to any agreement restricting the ability of Seller, such officers and/or such employees from engaging in any business or competing with any third parties.

                  (f) The loss or expiration of any individual Intellecutal Property right or related group of Intellectual Property rights owned or used by Seller would not have a Material Adverse Effect on the Business, and no such loss or expiration is pending or reasonably foreseeable, or to Seller's Knowledge, threatened.

                  (g) Seller has not received any written notice of, nor is Seller aware of any facts that indicate any likelihood of any infrigement or misappropriation by, or conflict with, and any third party with respect to the Intellectual Property owned or used by Seller.

                  (h) Seller has not infringed, misappropriated or otherwise conflicted with any intellectual property of any third party, and Seller is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Business as currently conducted or as currently proposed to be conducted.

                  (i) All Intellectual Property owned or used by Seller in connection with the operation of the Business shall be properly assigned or licensed to Purchaser coincident with or immediately following the Closing.

                  (j) Except as disclosed in Schedule 6.14, no person other than Seller owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Intellectual Property that is owned by or licensed to Seller.

                  (k) Except as disclosed on Schedule 6.14, Seller is not required to pay any royalty, license fee or similar compensation with respect to the Intellectual Property that is owned or licensed to Seller in connection with the current or prior conduct of the Business.

                  Section 6.15. Compliance with Laws. Seller is in material compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees (including, but not limited to those applicable to the Business as presently conducted by Seller) of any Governmental Entity applicable to it, its properties, assets or its Business or operations, including those of the FDA, and of any federal, state or local environmental Governmental Entity (collectively, "Legal Provisions"). Seller has obtained all approvals, authorizations, certificates, licenses, permits, easements, variances, exceptions, consents, approvals, orders and rights from and has made all filings and submitted all notices to all Governmental Entities, including all authorizations from the FDA and under Environmental Requirements (collectively, "Permits"), necessary for it to own, lease or operate its properties and assets and to carry on the Business and operations as presently conducted except as would not have a Material Adverse Effect. There has occurred no default under, or violation of, any such Permit which would cause a Material Adverse Effect. To Seller's Knowledge, (i) no action, demand, inquiry or investigation by any Governmental Entity and no suit, action or proceeding by any other Person, in each case with respect to Seller or any of the Acquired Assets under any Legal Provisions are pending or threatened; (ii) since July 1, 1999, Seller has not used the services of any Person debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Section 335 a (a) or (b); (iii) since July 1, 1999, neither Seller nor any of its officers or employees, their agents or affiliates has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. Section 335 a (a) or authorized by 21 U.S. Section 335 a (b); (iv) neither Seller nor its officers, employees, or agents have made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Regulation 46191 (September 10, 1991); (v) Seller has made available to Parent and Purchaser copies of any and all notices of inspectional observations (FD 483's), establishment inspection reports, warning letters and any other documents it has received from the FDA within the last three years that claim or assert lack of compliance with the FDA regulatory requirements by Seller; (vi) Seller has not received any written notice that the FDA (or the United States Department of Justice) has commenced or threatened to initiate any action against Seller, any action to enjoin Seller from conducting its Business at any facility owned or used by Seller or for any material civil penalty, injunction, seizure or criminal action; (vii) as to each drug investigated by Seller and its officers, employees, agents and affiliates, Seller provides its test sponsors, where required, with the certification described in 21 U.S.C. Section 335a (k) (l) and such certification was in each case true and accurate when made; (viii) all clinical trials Seller has conducted or has had conducted for it by third parties, comply in all material respects with the requirements of Good Clinical Practice, Informed Consent, and all requirements relating to protection of human subjects, found in 21 C.F.R. Sections 50, 54 and 56 and that all nonclinical laboratory testing complies with the requirements of 21 C.F.R. Section 58.

                  Section 6.16. Litigation. (a) There are no orders, decrees, rulings, charges, claims, actions, suits, proceedings, arbitrations, or investigations outstanding, pending or, to Seller's Knowledge, threatened against Seller, or the Acquired Assets before or by any court or governmental body; (b) there are no unsatisfied judgments against Seller, the Acquired Assets, or Seller's activities; (c) Seller is not a party or, to Seller's Knowledge not threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in or before any arbitrator.

                  Section 6.17.  Employee Benefit Plans.

                  (a) Welfare Benefit Plans. Except as set forth on Schedule 6.17, since July 31, 1999 Seller has not maintained or administered within the three-year period before the Closing Date any "employee welfare benefit plan" (as defined in ERISA Section 3): (i) to which Seller contributes or is (or since July 31, 1999 had been) obligated to contribute, or (ii) under which Seller has (or since July 31, 1999 had) any liability, with respect to Seller's current or former employees or any individuals providing services to Seller (collectively, the "Welfare Benefit Plans" and individually a "Welfare Benefit Plan").

                  (b) Pension Benefit Plans. Except as set forth on Schedule 6.17, Seller and its Affiliates have not maintained or administered since July 31, 1999 any "employee pension benefit plan" (as defined in ERISA Section 3):
(i) to which Seller contributes or is (or since July 31, 1999 had been) legally obligated to contribute, or (ii) under which Seller has (or since July 31, 1999 had) any liability with respect to Seller's current or former employees or independent contractors (collectively, the "Pension Benefit Plans" and individually a "Pension Benefit Plan").

                  (c) Employee Plans. Schedule 6.17(c) contains a list of each employee benefit plan, program, arrangement, agreement, policy, or commitment whether insured or uninsured, funded or unfunded, that is not a Welfare Benefit Plan or a Pension Benefit Plan, relating to deferred compensation, bonuses, or compensation in addition to regular pay or wages, stock options, employee stock purchases, severance, unemployment, flexible benefits, disability, vacation, sickness, leave of absence, fringe benefits, employee awards, educational assistance or reimbursement, equity participation (including but not limited to stock appreciation and phantom stock plans), restricted stock, employee discounts, excess benefits, rabbi secular or vesting trust, child or dependent care, long-term and nursing home care, and profit sharing: (i) which is sponsored, maintained, or administered by Seller or any Affiliate; (ii) to which Seller contributes, or is legally obligated to contribute, or (iii) under which Seller has any liability with respect to Seller's current or former employees or any individuals providing services to Seller or any Affiliate (collectively, the "Employee Plans" and individually an "Employee Plan").

                  (d) Liabilities. There are no liabilities of Seller or any Affiliate, contingent or otherwise, accrued or unaccrued, asserted or unasserted, with respect to any Employee Plan.

                  (e) Litigation. There is no action, lawsuit, claim for benefits, proceeding, investigation, audit, or arbitration pending or, to Seller's Knowledge, threatened as of the Closing Date, involving any Employee Plan.

                  (f) Funding Instruments. All trust agreements, custodial agreements, investment management agreements, insurance or annuity contracts (or any other funding instruments) and any other contract or agreement relating to any Employee Plan are legally valid and binding and in full force and effect.

                  (g) Affiliated Service Group. Seller is not a member of an affiliated service group within the meaning of Code Section 414(m).

                  (h) Leased Employees. Seller does not have any leased employees within the meaning of Code Section 414(n).

                  (i) Code Section 414(o) Employees. Neither Seller nor any Affiliate has any employees or individuals providing services to Seller.

                  Section 6.18.  Environmental Compliance.

                  (a) The Leased Real Property and all operations and activities conducted thereon by Seller (including the Business) are, and at all times during possession thereof by Seller, have been, and to Seller's Knowledge at all times prior to Seller's possession thereof were, in material compliance with all applicable Environmental Requirement, except as would not result in a Material Adverse Effect;

                  (b) No Hazardous Material has ever been generated, manufactured, refined, used, transported, treated, stored, handled, disposed, transferred, produced, or processed by Seller at or on the Leased Real Property, except as permitted under applicable law or would not result in a Material Adverse Effect;

                  (c) To Seller's Knowledge, there are no existing or potential Environmental Claims relating to the Leased Real Property; and to Seller's Knowledge has not received any notification or knowledge of alleged, actual, or potential responsibility under Environmental Requirements for any disposal, release, or threatened release at any location of any Hazardous Material generated at or transported from the Leased Real Property by or on behalf of Seller which would not result in a Material Adverse Effect.

                  (d) To Seller's Knowledge, no underground storage tank or other underground storage receptacle (or associated equipment or piping) for Hazardous Materials is currently located on the Leased Real Property, and there have been no releases of any Hazardous Materials from any such underground storage tank or related piping at any time prior to the Closing; and there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of Hazardous Materials at, on, to, or from the Leased Real Property.

                  (e) To Seller's Knowledge, there are no PCBs or friable asbestos located at or on the Leased Real Property.

                  (f) To Seller's Knowledge, no lien or other encumbrance has been imposed on the Leased Real Property by any federal, state, local or foreign governmental agency or authority due to either the presence of any Hazardous Material on or off the Leased Real Property or a violation of any Environmental Requirement.

                  (g) Seller has not received any notices issued pursuant to the citizen's suit provision of any Environmental Requirement relating to the Leased Real Property or any facility or operations thereon.

                  (h) Seller has not received any request for information, notice, demand, letter, administrative inquiry, or formal or informal complaint, or claim with respect to any Environmental Conditions or violation of any Environmental Requirement relating to the Leased Real Property or any facility or operations thereon.

                  Section 6.19. Licenses and Permits. Seller has obtained all material Licenses and Permits necessary for the conduct of the Business and all such Licenses and Permits are in full force and effect. The Licenses and Permits are described in Schedule 6.19. The consummation of the transactions contemplated hereby shall not interrupt or give any governmental authority or body the right to terminate or interrupt the continuation of any of the Licenses and Permits or the conduct of the Business. Seller is in compliance with all material terms, conditions, and requirements of all Licenses and Permits, and no proceeding is pending or, to Seller's Knowledge, threatened relating to the revocation or limitation of any of the Licenses or Permits.

                  Section 6.20.  Personnel, Labor.

                  (a) Seller has disclosed to Parent and Purchaser in writing the (i) names, titles (if any), and current annual rate of compensation (including bonuses due or required by any agreement or understanding) as of the Closing Date of all Personnel not subject to a collective bargaining agreement earning in excess of $10,000 per annum, (ii) the approximate number of Seller's employees, (iii) a description of any informal understanding concerning employees' rights to continue to receive compensation during any period during which such employes are not performing any services for Seller; and (iii) all collective bargaining agreements and relationships to which Seller is a party, identifying the parties thereto, the expiration dates and the status thereof. There will be no bonuses, profit sharing, incentives, commission or other compensation of any kind, including severance benefits, and accrued vacation time or pay, due to or expected by present or former employees of Seller which have not been fully paid prior to such date or are expected to be paid by Seller within 15 days of such date.

                  (b) (i) Seller is not a party with respect to the Business to a union agreement or collective bargaining agreement and no attempt to organize any employees of Seller has been made, proposed or threatened; (ii) there is no formal labor dispute, formal labor grievance, labor arbitration proceeding, general slowdown or stoppage, or charge of unfair labor practice pending before a court, regulatory body or arbitration tribunal, or threatened against or affecting the Acquired Assets or Business, and no event to Seller's Knowledge has occurred which would constitute reasonable grounds for such a strike, dispute, greivance, proceeding or charge; (iii) no union representation question exists with respect to any employees of Seller; (iv) there are no charges or complaints of discrimination or sexual harrassment pending before any federal, state, local or foreign agency or tribunal against Seller in connection with the Business; (v) Seller does not presently employ, and at no time durnig the past year did it employ, any illegal alien; (vi) Seller is in material compliance with all federal, state, and local laws respecting employment and employment practices, terms, and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (vii) Seller has complied in all material respects with the Americans with Disabilities Act of 1990, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller, to Seller's Knowledge, alleging any failure to so comply; and (viii) no private agreement restricts Seller from relocating, closing, or terminating any of its operations or facilities.

                  Section 6.21. Insurance. Schedule 6.21 lists all policies of title, liability, fire, casualty, business interruption, workers' compensation, and other forms of insurance collectively "Policies" and individually a "Policy") insuring the properties, assets, or operations of Seller, setting forth the carrier, policy number, expiration dates, premiums, description of type of coverage, and coverage amounts. Seller has made copies of all such policies available to Purchaser. Each of the Policies is in the amount and insures against the risks customarily carried by a Person engaged in the Business, is in full force and effect, and Seller is not in default under any provisions of any Policy nor has Seller received notice of cancellation of any Policy. There is no claim by Seller pending under any Policy as to which coverage has been questioned, denied, or disputed by the underwriters of any Policy, and Seller knows of no basis for denial of any claim under any such policy. Seller has not received any written notice from or on behalf of any insurance carrier issuing any Policy that insurance rates therefor shall hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there shall hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of any Policy. The Policies are sufficient in all material respects for compliance by Seller with all requirements of law and with the requirements of all Assigned Contracts.

                  Section 6.22. Contracts and Commitments. Schedule 6.22 lists, with respect to the Business, as of the date of this Agreement (and excluding this Agreement itself) all:

                  (a) employment, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, stock purchase or stock option plans and agreements and commitments with the directors or Personnel of Seller, excluding agreements and commitments terminable by Seller on not more than 30 days notice without liability or penalty, and plans disclosed in Schedule 6.17(c);

                  (b) notes, mortgages, contracts, agreements, and commitments for the repayment or borrowing of money by Seller in excess of $10,000 in any one case, or for a line of credit including borrowings by Seller in the form of guarantees of, indemnification for, or agreements to acquire any obligations of others, and all security or pledge agreements related thereto;

                  (c) contracts, agreements, and commitments relating to any joint venture, partnership, strategic alliance, or sharing of profits or losses with any Person;

                  (d) contracts, agreements, and commitments containing covenants purporting to limit the freedom of Seller or any Personnel to compete in any business or in any geographic area;

                  (e) contracts, agreements, and commitments requiring payments or distributions to any Stockholder, director, or Personnel of Seller, or any relative or affiliate of any such Person;

                  (f) material contracts, agreements, licenses and commitments relating to Computer Software;

                  (g) contracts, agreements, and commitments not disclosed on any other Schedule to this Agreement and which involve or may involve the payment or receipt by Seller (whether in payment of a debt, as a result of a guarantee or indemnification, for goods or services, or otherwise) of more than $10,000 per year or $50,000 over the initial term thereof, or are otherwise material to the Business; and

                  (h) contracts, agreements and commitments not made in the ordinary course of business; and identifies whether those contracts, agreements and commitments are Assigned Contracts.

                  (i) Seller has made true and complete copies of all the foregoing plans, notes, mortgages, contracts, agreements, and commitments available to Purchaser.

         There are no material transactions relating to the Business presently pending or planned or initiated or completed since the Closing Date Financial Statements between Seller and any Stockholder, Affiliate, director, or Personnel of Seller, or any relative or Affiliate of any such Person, including any contract, agreement, or other arrangement (i) providing for the furnishing of material services by Seller, (ii) providing for the rental of material real or personal property by Seller, or (iii) otherwise requiring payments from Seller in excess of $10,000 (other than for services as officers or directors of Seller) to any such Person or corporation, partnership, trust, or other entity in which any such Person has a substantial interest as a stockholder, officer, director, trustee, or partner.

         All of the plans, notes, mortgages, contracts, agreements, and commitments identified in Schedule 6.22 are in full force and effect. Neither Seller nor any other party thereto has breached any material provision of, or is in material default under, the terms of, nor does any condition exist which, with notice or lapse of time, or both, would cause Seller or any other party to be in default under, any contract, agreement, or commitment.

                  Section 6.23. Customers and Suppliers. Seller has disclosed to Parent and Purchaser in writing (a) all of Seller's customers whose purchases exceeded five percent of Seller's total revenue during its last full fiscal year and the seven months ended July 31, 2002, showing the dollar volume of sales to each such customer for such fiscal year and period, and (b) the Seller's 10 largest suppliers by dollar volume and the dollar volume of purchases or leases by Seller from each such supplier for such fiscal year and period. Seller has received no notice, whether written or oral, indicating that any of these customers or suppliers intend to cease doing business with Seller, or to materially alter the amount of business it has previously done or its presently doing with Seller.

                  Section 6.24. Absence of Certain Business Practices. Within the three years immediately preceding the date of this Agreement, neither Seller nor any Personnel, or any other Person acting on behalf of Seller has given or agreed to give, directly or indirectly, any gift or similar benefit to any customer, supplier, governmental employee, or other Person who is or may be in a position to help or hinder the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business or the Acquired Assets), which might subject Seller to any damage or penalty in any civil, criminal, or governmental litigation or proceeding.

                  Section 6.25. Severance Arrangements. Seller has not entered into any severance or similar arrangement in respect of any present or former Personnel that shall result in any obligation (absolute or contingent) of Purchaser or Parent to make any payment to any present or former Personnel following termination of employment, including the termination of employment effected by the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not trigger any severance or similar arrangement of Seller payable by Purchaser or Parent after the Closing.

                  Section 6.26. Stockholders. The issued and outstanding shares of Seller are owned of record and beneficially by the Stockholders set forth on
Schedule 6.26, and no other Person has any equity interest in, or right, contingent or other, to acquire any equity interest in Seller.

                  Section 6.27. Investment Representations and Restrictions on Transfer.

                  (a) Seller has been advised, and understands that the issuance by Parent of the shares of Parent's Common Stock pursuant to Section 4.01(b) above has not been registered under the Securities Act or the securities laws of any state, in reliance upon Section 4(2) thereunder and Rule 506 thereunder and applicable state securities laws, on the grounds that no distribution or public offering of those securities is to be effected, and that in this connection, Parent and Purchaser are relying in part on the representations of Seller set forth in this Section 6.27;

                  (b) Except as contemplated by this Agreement, Seller is acquiring the Parent's Common Stock, for investment purposes, for its own account and not, vith a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws;

                  (c) Seller, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated hereunder, including its investment in Parent's Common Stock;

                  (d) Seller is aware of Parent's business affairs and financial condition including the information referred to in Section 7.07 and has acquired sufficient information about Parent including the information referred to in Rule 502 under the Securities Act to reach an informed and knowledgeable decision to acquire Parent's Common Stock;

                  (e) Seller understands that any resale or other transfer by Seller of Parent's Common Stock will be subject to restrictions under the Securities Act and applicable state securities laws, and that the certificates representing the Common Stock shall bear legends evidencing such restriction on transfer. The legends shall be substantially in the following form:

                  "The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended or the securities laws of any state. The shares may not be transferred by sale, assignment, pledge or otherwise unless (i) a registration statement for the shares under the Securities Act and other applicable securities laws is in effect or (ii) the corporation has received an opinion of counsel, which opinion is reasonably satisfactory to the corporation, to the effect that such registration is not required under the Securities Act and other applicable securities laws."

                  "The shares reprepresented by this certificate are subject to the terms and conditions contained in a Lock-up Agreement by and among Company, New Drug Services, Inc. and other parties dated September 6, 2002, a copy of which may be examined at the offices of the Company, and in an Escrow Agreement by and among the Company, Wachovia Bank, National Association and other parties dated as of September 6, 2002, a copy of which may be examined at the offices of the Company."


                  (f) As a condition of the Closing, the Seller and each Stockholder shall execute an acknowledgement in the form attached as Exhibit C.

                  Section 6.28. Related Party Transactions. No officer, supervisory employee or Stockholder, or their respective spouses or children,
(i) owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer or director of, any customer, competitor, or a supplier of Seller or any organization which has a material contract or arrangement with Seller, or (ii) has any contract or agreement with Seller, and all such agreements are on arms-length terms. Schedule 6.28 describes any transaction which would have to be disclosed under Item 404 of Regulation S-K under the Securities Act, as amended.

                  Section 6.29. No Other Agreements to Sell Acquired Assets. Seller has no obligation, absolute or contingent, to any other Person to sell any of the Acquired Assets or any of the securities of Seller, or to effect any merger, consolidation, or other reorganization of Seller, or to enter into any agreement with respect thereto.

                  Section 6.30. Broker's and Finder's Fees. No broker, finder, or Person is entitled to any commission or finder's fee in connection with this Agreement or the transactions contemplated by this Agreement, and neither Parent nor Purchaser shall have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated under this Agreement for which Seller could become liable or obligated.

                  Section 6.31. All Material Information. Seller has not withheld from Purchaser or Parent any material facts relating to the Acquired Assets, the Business, the operations of Seller, or the financial or other condition (including the health of those persons referred to in the last clause of this sentence) of Seller or any of its personnel including the Stockholders. No representation or warranty made herein by Seller and no statement contained in any schedule, certificate or other instrument furnished or to be furnished to Purchaser or Parent by Seller in connection with the transactions contemplated by this Agreement contains or shall contain an untrue statement of a material fact or omits to state any material fact necessary in order to make any representation, warranty, or other statement of Seller not misleading. There is no fact known to Seller which has specific applcation to the Business or, so far as Seller could reasonably expect may have a Material Advserse Effect on the Business, which has not been set forth in this Agreement or the Schedules hereto.

                  Section 6.32. Condition of Equipment. Except as otherwise specifically provided in this Article VI, the Acquired Assets are sold hereby on an "as is" and "where is" basis as of Closing.

                                  ARTICLE VII.

                         REPRESENTATIONS AND WARRANTIES
                             OF PARENT AND PURCHASER

         As a material inducement to Seller to enter into this Agreement and to consumate the transactions contemplated hereby, Parent and Purchaser, jointly and severally, represent and warrant to Seller that the statements contained in this Section are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

                  Section 7.01. Organization. Parent and Purchaser are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation, and each has all requisite power and authority to own and lease their respective properties and assets and to conduct their respective businesses as now conducted. Purchaser was organized under Florida law on August 30, 2002 and has not engaged in any business transactions or incurred any liabilities except for the liabilities contained in this Agreement.

                  Section 7.02. Qualifications to Do Business. Schedule 7.02 sets forth each jurisdiction in which Parent and Purchaser are qualified to do business as a foreign corporation. Neither the nature of the business carried on by Parent or Purchaser, nor the properties owned or leased by either of them, require them to be qualified to do business as a foreign corporation in any other jurisdiction, except in any case where a failure to so qualify would not have a Material Adverse Effect on Purchaser or Parent.

                  Section 7.03. Capitalization; Authorization and Validity of Agreement. The authorized capital stock of Parent consists of 20,000,000 shares Common Stock of which 7,165,156 shares are issued and outstanding (including shares held in treasury) as of September 3, 2002, and 5,000,000 shares of preferred stock of which no shares are issued or outstanding. The authorized capital of the Purchaser consists of 1,000 shares of Common Stock, no par value, all of which are issued and outstanding. Parent is the sole shareholder of Purchaser. All of the issued and outstanding shares of Parent and Purchaser's Common Stock have been duly authorized, and the Parent's Common Stock to be delivered subject to Section 4.02, are validly issued, fully paid, and nonassessable. Except as disclosed in Parent's SEC Documents or this Agreement, as of September 6, 2002, there are no: outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Parent or Purchaser to issue, sell, or otherwise cause to become outstanding any of their capital stock; outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Parent or Purchaser, or voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Parent or Purchaser. Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The board of directors of each of Parent and Purchaser have approved the execuction and delivery of this Agreement and the transactions contemplated by this Agreement including the purchase of the Acquired Assets by Purchaser in accordance with Florida law and Purchaser's charter and bylaws, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize the execution, delivery, and performance, and the resolutions approving such purchase are irrevocable. This Agreement has been duly executed and delivered by each of Parent and Purchaser and constitutes their valid and binding obligations, enforceable against each of them in accordance with its terms.

                  Section 7.04. No Conflict or Violation. The execution, delivery, and performance of this Agreement by Parent and Purchaser does not and shall not: (a) violate or conflict with any provision of their respective charter, bylaws, or other governing document of either of them (b) violate any provision of law (including any law pertaining to the issuance of securities) or any order, judgment, or decree of any court or other governmental or regulatory authority applicable to Parent or Purchaser; (c) violate or result in a breach of or constitute a default under any contract, lease, loan agreement, mortgage, security agreement, indenture, or other agreement or instrument to which either of them is a party or by which either of them is bound or to which any of their properties or assets is subject which would prevent Purchaser from acquiring the Acquired Assets in the manner and as contemplated by and in accordance with the terms and provisions of this Agreement.

                  Section 7.05. Consents and Approvals. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by Parent or Purchaser of this Agreement or the performance by either of them and of their respective obligations hereunder.

                  Section 7.06. Absence of Undisclosed Liabilities. Since June 30, 2002, neither Parent nor Purchaser has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except: (i) liabilities, obligations or contingencies which were incurred after June 30, 2002 and were incurred in the ordinary course of business and consistent with past practices; (ii) liabilities, obligations or contingencies which (1) would not, in the aggregate, have a Material Adverse Effect on Parent or Purchaser, or (2) have been discharged or paid in full prior to the date hereof; and (iii) liabilities and obligations which are of a nature not required to be reflected in the financial statements of Parent or Purchaser prepared in accordance with GAAP consistently applied and which were incurred in the ordinary course of business.

                  Section 7.07. Filings with the SEC. Parent has made all filings with the SEC that it has been required to make under the Securities Act and the Exchange Act. All documents required to be filed as exhibits to the SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither the Parent nor any of its subsidiaries is in material default. Each of Parent's SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. None of Parent's SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VIII.

                            CONDITIONS TO CLOSING AND
                            ACTIONS FOLLOWING CLOSING

                  Section 8.01. Conditions to Parent's and Purchaser's Obligations. The obligations of Parent and Purchaser under this Agreement, including, without limitation, the obligation to consummate and effect the purchase of the Acquired Assets, shall be subject to satisfaction of the following conditions, unless waived by Parent and Purchaser:

                  (a) Seller shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

                  (b) All representations and warranties of Seller and the Stockholders herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of and with reference to such date.

                  (c) All consents, approvals, certificates and authorizations required to be obtained by Seller in connection with the sale of the Acquired Assets, including without limitation, all approvals by and clearances from all governmental authorities, lenders, and other third parties, shall have been obtained and as of the Closing Date, no legislation, rule or regulation shall have been enacted or deemed applicable to the transactions contemplated by this Agreement which would materially interfere with or restrict the use and operation of the Business after the Closing or materially detract from the value of the Acquired Assets.

                  (d) Seller shall have obtained written consents to the assignment to Purchaser of each Real Property Lease and the Assigned Contracts with respect to which a consent is required in connection with the consummation of the transactions contemplated by this Agreement.

                  (e) There shall not have occurred since December 31, 2001 any event which could reasonably be foreseen to have a Material Adverse Effect on Seller, the Acquired Assets or the Business.

                  (f) Purchaser shall have entered into employment agreements with each of Dr. Adams, Dr. Tobia, Mr. Adams and Dr. Orlando (which shall include, among other things, a covenant not to compete with Purchaser, Parent or any affliate of Parent, and confidentiality agreements).

                  (g) Prior to the Closing, Seller shall deliver to Purchaser and Parent, in form and substance reasonably satisfactory to each of them, all consents required under the Assigned Contracts, all consents required under the leases for Equipment and Machinery and Leased Real Property, and appropriate documents reasonably requested by Purchaser to effect or evidence the sale, conveyance, assignment and transfer to Purchaser of the Acquired Assets as contemplated hereby and necessary to place Purchaser in full possession and enjoyment of all Acquired Assets as contemplated hereby, including the following:

                           (1) A bill of sale,  reasonable for  transactions of
this type, which shall contain such covenants and warranties of title as are consistent with Seller's representations and such other instruments of assignment or transfer as shall be necessary or reasonably desirable to vest in Purchaser all of Seller's right, title and interest in and to all Acquired Assets.

                           (2) Copies of Seller's bylaws and resolutions adopted
by the board of directors and Stockholders of Seller authorizing, the execution and delivery of and performance of Seller's obligations under, this Agreement, certified by the Secretary of Seller.

                           (3) A certified copy of Seller's charter including
amendments, if any, together with a certificate of good standing for Seller issued by the Secretary of State of Delaware and dated as close as practicable to the Closing Date, accompanied by a "bring-down" certificate dated the Closing Date by the Secretary or Assistant Secretary of Seller.

                           (4) A certified copy of Seller's certificate of
qualification to do business in the Commonwealth of Pennslyvania issued by the Secretary of State of Commonwealth of Pennslyvania and dated as close as practicable to the Closing Date, accompanied by a "bring-down" certificate dated the Closing Date by the Secretary or Assistant Secretary of Seller.

                           (5) A certificate of the President of Seller and the
Stockholders, certifying and warranting that (i) the representations, warranties and agreements of Seller contained in this Agreement are true and accurate in all material respects as of the Closing Date, and (ii) that Seller has satisfied and performed all of its obligations hereunder, accompanied by a "bring-down" certificate dated the Closing Date by the Secretary or Assistant Secretary of Seller and the Stockholders.

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

                           (6) Letter of acknowledgement from Seller and each of
the Stockholders that they acknowledge and agree to Section 4.03(b) concerning the contemplated Earn-Outs (if any) to be paid to certain of the Stockholders pursuant to this Agreement.

                           (7) Evidence of any authorization, consent, approval
or filing with any private, public body or governmental or quasi-governmental authority or any other Person necessary in connection with this Agreement.

                           (8) Such other documents as Purchaser or Parent shall
reasonably request.

                  (h) Seller shall have entered into an escrow agreement with Parent and the Escrow Agent in form and substance substantially in the form attached as Exhibit D.

                  (i) Seller shall deliver an opinion of Seller's counsel in form and subtance satisfactory to Parent and Purchaser and their counsel and substantially in the form attached as Exhibit E.

                  (j) Seller and each of the Stockholders shall have entered into a Lock-up Agreement in the form attached as Exhibit B.

                  (k) Seller shall have entered into a Registration Rights Agreement in the form attached as Exhibit A.

                  (l) Dr. Adams shall have entered into a Stock Option Agreement in the form atttached as Exhibit F.

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

                  (m) As of the Closing Date, all Acquired Assets shall exceed Assumed Liabilities of Seller by at least $1,625,000.

                  (n) Such other documents as the Parent or Purchaser shall reasonably request.

                  Section 8.02. Conditions to Seller's Obligations. The obligations of Seller under this Agreement, including, without limitation, the obligation to consummate and effect the sale of the Acquired Assets shall be subject to satisfaction of the following conditions, unless waived by Seller:

                  (a) Parent and Purchaser shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

                  (b) All of the representations and warranties of Parent and Purchaser herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing Date as though made on, as of, and with reference to such date.

                  (c) At the Closing, Parent and Purchaser (as appropriate) will deliver to Seller, in form and substance reasonably satisfactory to Seller and consistent with this Agreement:

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

                           (1) Copies of the bylaws and amendments, if any, and
resolutions of the board of directors of each of Parent and Purchaser authorizing the execution and delivery of, and performance of their obligations under this Agreement, certified by their respective Secretary or an Assistant Secretary, accompanied by a "bring-down" certificate dated the Closing Date by the Secretary or Assistant Secretary of Parent and Purchaser.

                           (2) A certified copy of Purchaser's articles of
incorporation and amendents, if any, together with a certificate of good standing issued by the Secretary of State of the jurisdiction of its incorporation and dated as close as practicable to the Closing Date accompanied by a "bring-down" certificate dated the Closing Date by the Secretary or Assistant Secretary of Purchaser.

                           (3) A certified copy of Parent's certificate of
incorporation and amendments, if any, together with a certificate of good standing issued by the Secretary of State of the jurisdiction of its incorporation and dated as close as practicable to the Closing Date accompanied by a "bring-down" certificate dated the Closing Date by the Secretary or Assistant Secretary of Parent.

                           (4) Certificate of an officer of each of Parent and
Purchaser certifying and warranting that their respective representations, warranties and agreements contained in this Agreement are true and accurate in all material respects as of the Closing Date and that each has satisfied and performed all of their respective obligations hereunder.

                           (5) Delivery of the Purchase Price described in
Section 4.01 (a) and (b) coincident with the Closing subject to Sections 4.02 and 4.03 above.

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

                           (6) Purchaser shall have entered into employment
agreements as described in Section 8.01(h).

                           (7) Parent shall have entered into stock option
agreements with each of the individuals named on Schedule 8.01(o) in the form attached as Exhibit F.

                           (8) Such other documents as Seller shall reasonably
request.


                  (d) Parent and Purchaser shall have entered into the Escrow Agreement.

                  (e) Parent shall have entered into the Registration Rights Agreement.

                  (f) Parent and Purchaser shall have delivered an opinion of their counsel in the form attached as Exhibit G.

                  Section 8.03. Conditions to the Purchaser's, Parent's and Seller's Obligations. The obligations of Parent, Purchaser and Seller to consumate and effect the sale of the Acquired Assets pursuant to this Agreement shall be subject to no injunction or restraining order having been granted restraining or prohibiting the consummation of the transactions contemplated by this Agreement, and no action, suit or other proceeding instituted by any federal, state, or local governmental authority seeking such an injunction or order shall be pending or threatened.

                  Section 8.04. Transfer of Common Stock. Following the Closing, Parent shall transfer the Parent's Common Stock to Seller's transferees pursuant to Section 4.02 above, subject to compliance with the federal and applicable state securities laws, and subject to delivery of documents containing the following representations to Parent:

                  (a) Each transferee has been advised and understands that the transfer of the shares of Parent's Common Stock has not been registered under the Securities Act or the securities laws of any state, in reliance upon what is commonly referred to as Section 4 (1 1/2) of the Securities Act on the grounds that no distribution or public offering of those securities is to be effected except as set forth under this Agreement, and that in this connection Parent will be relying in part on the representations of the transferees set forth in this Section 8.04;

                  (b) The transferees acknowledge to Parent, that each of them are acquiring the Parent's Common Stock, for investment purposes, for their own account and not, with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws;

                  (c) The transferees have, by reason of their business and financial experience, the capacity to protect their own interests in connection with the transactions contemplated hereunder, including their investment in Parent's Common Stock;

                  (d) The transferees are aware of Parent's business affairs and financial condition and have acquired sufficient information about Parent to reach an informed and knowledgeable decision to acquire Parent's Common Stock;

                  (e) Each transferee understands that any resale or other transfer by any of them of the Parent's Common Stock will be subject to restrictions under the applicable state securities laws.

The transferees shall execute an acknowledgement that the shares of Parent's Common Stock shall be subject to Seller's obligation to indemnify Parent and Purchaser under Article XII hereof.

                                   ARTICLE IX.

                              ADDITIONAL COVENANTS

         If the Closing occurs hereunder, then from and after the Closing Date, Seller and each of the Stockholders hereby agree to be bound by the following covenants:

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

                  9.01.  Covenant Not to Compete.

                  (a) Seller and the Stockholders each hereby covenants and agrees that for the period commencing with the Closing Date and ending five years from such date, Seller and each of the Stockholders shall not, within any geographic area in which Seller has done business (the "Area") directly or indirectly own, manage, operate, finance, join, control, or participate in the ownership, management, operation, finance or control of, or be connected with, in any manner, any entity, business enterprise or operation engaged in (i) designing, providing, marketing, selling, licensing or performing research and development of services relating to any part of the Business, or (ii) performing any services for any Customer (including Endo Pharmaceuticals Holdings Inc.) or any Affiliate of any Customer (including Endo Pharmaceuticals Holdings Inc.).

                  (b) In addition to the restrictions imposed by Section 9.02, Seller and Stockholders hereby covenant and agree that for the period commencing with the Closing Date and ending five years from such date, they shall not directly or indirectly (as defined in Subsection 9.01(e) below), within the
Area: (i) solicit business from any Person which was a Customer of Seller at or any time prior to the date hereof, including actively sought prospective customers, for the purposes of providing products or services customarily offered by or relating to the Business; (ii) induce or attempt to induce or influence any employee of Parent or Purchaser to terminate his or her employment with Parent or Purchaser; (iii) engage in any business which is in competition with any business of Purchaser which is involved in the Business or in which Seller now engages or at this time contemplates becoming involved in including, without limitation, any related product lines of the Business.

                  (c) Seller and Stockholders shall not, and shall not permit any of its subsidiaries or affiliates, to own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected in any manner with, directly or indirectly, any business conducted under the name New Drug Services, any similar name or any derivatives thereof without the prior written consent of Parent and Purchaser.

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

                  (d) Seller and Stockholders shall, and Seller shall cause its subsidiaries and Affiliates, to hold in confidence and refrain from disclosing, publishing or making use of all knowledge and information of a confidential nature relating to the Business prior to the Closing Date, except knowledge and information which (i) is or becomes generally available to the public other than as a result of a disclosure prohibited hereby, or (ii) is required to be disclosed by law.

                  (e) For the purposes of this Agreement, the words "directly or indirectly" as used in Section 9.01 herein shall include, but not be limited to,
(i) acting as an agent, officer, director, representative, consultant, independent contractor, or employee of any entity or enterprise, and (ii) participating in any such competing entity or enterprise as an owner, partner, limited partner, member, joint venturer, material creditor or stockholder (except as a stockholder holding less than five percent interest in a corporation whose shares are traded on a national securities exchange or in the over-the-counter market unless Seller or any Stockholder controls such corporation, either alone or with others).

                  (f) Seller and Stockholders acknowledge that their expertise in the Business is of a special, unique, unusual, extraordinary and intellectual character, which gives said expertise a peculiar value, and that a breach by Seller or Stockholders of the provisions of this Agreement cannot reasonably or adequately be compensated in damages in an action at law; and such a breach of any of the provisions contained in this Agreement will cause Purchaser irreparable injury and damage. Seller and Stockholders further acknowledge that each possesses unique skills, knowledge and ability and that competition by any of them, in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to Purchaser. By reason thereof, Seller and Stockholders agree that Parent and Purchaser shall be entitled, in addition to any other remedies they may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent a breach or curtail any breach or threatened breach of this Agreement by Seller and/or any Stockholder without having to post a bond or other security; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

                  (g) Nothing contained herein shall bar the Stockholders from performing duties for Purchaser under their employment agreements executed in connection with this Agreement.

                  9.02. Nondisclosure. If this Agreement and the transactions provided for herein shall be terminated or abandoned for any reason whatsoever, each party shall return to the other parties any and all proprietary, confidential and secret information and data furnished to such party in connection herewith and hold in confidence its knowledge of any and all such proprietary, confidential and secret information or data and not disclose or publish the same directly or indirectly (a) without the prior written consent of such other party or (b) until the same has been theretofore publicly disclosed by such other party or otherwise ceased to be secret or confidential as evidenced by general public knowledge; provided, however, that each party shall have the right to disclose such information, without consent but with prior notice to the other party to the extent that (i) such party is required by law to do so, or (ii) such disclosure is required in connection with litigation pertinent to such information. The foregoing provisions are intended to supplement and not supercede any existing confidentiality agreement between the parties.

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

                  9.03.  Cooperation in Third-Party Litigation.

                  (a) After the Closing, Seller and Stockholders shall provide such cooperation as Parent and Purchaser or their counsel may reasonably request in connection with: (i) any proceedings related to the Business; (ii) Seller's conduct of the Business prior to the Closing which are hereafter pending or threatened and to which Purchaser is a party; or (iii) any proceedings for which Parent and Purchaser is entitled to indemnification from Seller (or the Stockholders) under Section 12.01. Such cooperation shall include, but not be limited to, making employees of Seller or Stockholders available upon the reasonable request and at the expense of Purchaser or its counsel to consult with and assist Parent and Purchaser and their counsel in connection with any such proceedings and to prepare for and testify in any such proceedings, including depositions, trials and arbitration proceedings.

                  (b) Parent and Purchaser agree that after the Closing, they shall provide such cooperation as Seller, Stockholders or their counsel may reasonably request in connection with: (i) any proceedings relating to the Business which are hereafter pending or threatened and to which Seller is a party; and (ii) any proceedings for which Seller or any Stockholder is entitled to indemnification from Parent and Purchaser under Section 12.02 hereof. Such cooperation shall include, but not be limited to, making employees of Parent and Purchaser available upon the reasonable request and at the expense of Seller, Stockholders or their counsel to consult with and assist Seller, Stockholders and their counsel regarding any such proceedings and to prepare for and testify in connection with any such proceedings, including depositions, trials and arbitration proceedings.

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

                  (c) The provisions of this Section 9.03 are not intended to conflict with, and shall not override the other provisions of this Agreement.

                  9.04. Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge when due all obligations and liabilities of Seller incurred prior to the Closing Date (except for the Assumed Liabilities), and in furtherance of the foregoing shall discharge on a timely basis all such liabilities or obligations to employees, trade creditors, suppliers and customers.

                  9.05 Employment Matters. Purchaser shall promptly reemploy all of Seller's employees of the Business as of the Closing Date on substantially the same terms such employees were employed by Seller, including their salary, accrued vacation and sick time and benefits. Except with respect to the Stockholders as otherwise provide herein, any employment offered by Purchaser that is accepted by any such employee is "at will" and may be terminated by Purchaser or by such employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser or an employee and any applicable laws) and on such terms and conditions as determined by Purchaser.

                                   ARTICLE X.

                                      TAXES

                  Section 10.01. Taxes. Seller shall pay all Taxes and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment, or delivery by Seller of the Acquired Assets. Seller shall be responsible for the preparation and filing of all required Tax Returns and shall


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

be liable for the payment of any and all Taxes relating to all periods through the Closing Date (including all Taxes resulting from the sale and transfer by Seller of Acquired Assets hereunder).

                  Section 10.02. Cooperation on Tax Matters. Seller shall furnish or cause to be furnished to Purchaser and Parent, as promptly as practicable, whether before or after the Closing Date, such information and assistance relating to the Business as is reasonably necessary for the preparation and filing by Purchaser or Parent of any Tax Return, claim for refund, or other required or optional filings relating to tax matters, for the preparation by Purchaser or Parent for, and proof of facts during, any tax audit, for the preparation by Purchaser or Parent for any tax protest, for the prosecution or defense by Purchaser or Parent of any suit or other proceeding relating to tax matters, or for the answer by Purchaser or Parent to any governmental or regulatory inquiry relating to tax matters.

                  Purchaser shall retain possession of all Files and Records transferred to Purchaser hereunder and coming into existence after the Closing Date which relate to the Business before the Closing Date, for a period not to exceed seven years (or as required by law) from the Closing Date. In addition, from and after the Closing Date, upon reasonable notice and during normal business hours, Purchaser shall provide access to Seller and its attorneys, accountants, and other representatives, at Seller's expense, to such Files and Records as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute, and/or defend any such return, filing, audit, protest, claim, suit, inquiry, or other proceeding.

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

                                   ARTICLE XI.

                                    SURVIVAL

         All of the representations and warranties of Seller and the Stockholders contained in this Agreement shall survive the Closing (even if Parent or Purchaser knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 18 months after Closing, and forever with respect to Taxes, (subject to any applicable statutes of limitations).

                                  ARTICLE XII.

                                 INDEMNIFICATION

                  Section 12.01.  Indemnification by Seller and Stockholders.

                  (a) In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) any of its representations, warranties, and covenants contained in the Agreement, and, provided that Purchaser or Parent makes a written claim for indemnification against Seller pursuant to Section 12.03 below, then Seller agrees to indemnify Parent and Purchaser from and against the entirety of any Adverse Consequences Parent or Purchaser may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (b) In the event any Stockholder breaches (or in the event any third party alleges facts that, if true, would mean any of the Stockholders has breached) any of his representations, warranties, and covenants contained in this Agreement, and, Purchaser or Parent makes a written claim for indemnification against Seller pursuant to Section 12.03 below, then the Stockholders agree, jointly and severally, to indemnify Purchaser and Parent from and against any Adverse Consequences Parent or Purchaser may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (c) Seller and each of the Stockholders agree to, jointly and severally, indemnify Purchaser and Parent from and against any Adverse Consequences either Parent or Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by: (i) any liability of Seller which is not an Assumed Liability (including any liability of Seller that becomes a liability of Purchaser under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental Requirements, representatives or employees do not exacerbate and as to which they exercise due care and caution under the circumstances or otherwise by operation of law); or (ii) any liability of any of Seller for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the Closing Date).

                  Section 12.02. Indemnification by Parent or Purchaser. Parent and Purchaser each agrees to indemnify each of the Stockholders and Seller from and against the entirety of any Adverse Consequences the Stockholders and Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by (a) any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by Parent or Purchaser


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

in this Agreement or in any document, certificate or affidavit delivered by Parent or Purchaser pursuant to the provisions of this Agreement; or (b) any of the Assumed Liabilities or any other claim relating to or arising out of the Business or the Acquired Assets on or after Closing, or which existed pre-Closing and to which Purchaser, its agents, representatives or employees exacerbated or to which they failed to exercise due care and caution with respect thereto under the circumstances.

                  Section 12.03.  Procedure.

                  (a) Promptly (and in any event within 5 days after the service of any citation or summons) after acquiring knowledge of any Claim for which one of the parties hereto (the "Indemnified Party") may seek indemnification against another party (the "Indemnifying Party") pursuant to this Article XII, the Indemnified Party shall give written notice thereof to the Indemnifying Party. Failure to provide notice shall not relieve the Indemnifying Party of its obligations under this Article XII, except to the extent that the Indemnifying Party demonstrates actual damage caused by that failure. The Indemnifying Party shall have the right to assume the defense of any Claim with counsel reasonably acceptable to the Indemnified Party upon delivery of notice to that effect to the Indemnified Party. If the Indemnifying Party, after written notice from the Indemnified Party, fails to take timely action to defend the action resulting from the Claim, the Indemnified Party shall have the right to defend the action resulting from the Claim by counsel of its own choosing, but at the cost and expense of the Indemnifying Party. The Indemnified Party shall have the right to settle or compromise any Claim against it, and, as the case may be, recover from the Indemnifying Party any amount paid in settlement or compromise thereof, if it has given written notice thereof to the Indemnifying Party and the Indemnifying Party has failed to take timely action to defend the same; otherwise, Indemnified Party shall have no right to settle or compromise any Claim. The Indemnifying Party shall have the right to settle or compromise any claim against the Indemnified Party without the consent of the Indemnified Party provided that the terms of the settlement or compromise provide for the unconditional release of the Indemnified Party and require the payment of monetary damages only.

                  (b) Upon its receipt of any amount paid by the Indemnifying Party pursuant to this Article XII, the Indemnified Party shall deliver to the Indemnifying Party such documents as it may reasonably request assigning to the Indemnifying Party any and all rights, to the extent indemnified, that the Indemnified Party may have against third parties with respect to the Claim for which indemnification is being received.

                  Section 12.04. Limitations on Indemnification. Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to receive an indemnification payment with respect to any Claim or Claims specified in this Article XII unless the Claim, or the aggregate amount of all Claims made by the Indemnified Party hereunder, equals or exceeds $100,000 (whereupon all of such Claim or Claims back to the first dollar will be recoverable) and further, no Indemnified Party shall be entitled to receive an indemnification payment with respect to any Claim or Claims specified in this
Article XII to the extent that the aggregate amount of such indemnification payment with respect to such Claim or Claims exceeds the total amount of the Purchase Price paid by Purchaser including any future Earn-Out payments.

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

                                  ARTICLE XIII.

                                  MISCELLANEOUS

                   Section 13.01. Public Announcements. No party shall make any press release or public announcement concerning this transaction prior to the Closing Date, except as expressly permitted by the other party, except that Parent may make any press release or public announcement if and to the extent required by any securities law or stock exchange requirement or other applicable law or legal compulsion, provided that Parent shall provide Seller with notice as promptly as practicable of the circumstances that it believes creates a duty to make such disclosure and an opportunity to review such disclosure and comment thereon.

                  Section 13.02. Expenses. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby including without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated provided that Seller shall pay its transaction related expenses from its own account immediately prior to Closing.

                  Section 13.03. Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

If to Parent and Purchaser:   SFBC International, Inc.
                              11190 Biscayne Blvd.
                              Miami, FL  33181
                              Attention: Arnold Hantman, Chief Executive Officer
                              Facsimile: (305) 895-8616
with a copy to:               Harris & Gilbert, LLP
                              1555 Palm Beach Lakes Blvd., Suite 310
                              West Palm Beach, FL 33401
                              Attention:  Michael D. Harris, Esq.
                              Facsimile (561) 478-1817

Seller:                       New Drug Services, Inc.
                              415 McFarland Road, Suite 201
                              Kennett Square, PA 19348
                              Attention: Dr. Alfonso J. Tobia, President
                              Facsimile (610) 444-4663

with a copy to:               Klehr, Harrison, Harvey, Branzburg & Ellers, LLP
                              260 South Broad Street
                              Philadelphia, PA 19102-5003
                              Attention: William W. Matthews, III, Esq.
                              Facsimile: (215) 568-6603

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

                  Section 13.04. Headings. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

                  Section 13.05.  Construction.

                  (a) The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event of an ambiguity or a question of intent or a need for interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

                  (b) Except as otherwise specifically provided in this Agreement (such as by "sole," "absolute discretion," "complete discretion", or words of similar import), if any provision of this Agreement requires or provides for the consent, waiver, or approval of a party, such consent, waiver, and/or approval shall not be unreasonably withheld.

                  (c) The parties intend that each representation, warranty, and covenant herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any material respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant, as the case may be.

                  (d) Words of any gender used in this Agreement shall be held and construed to include any other gender; words in the singular shall be held to include the plural; and words in the plural shall be held to include the singular; unless and only to the extent the context indicates otherwise.

                  (e) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                  (f) The word "including" means "including, without limitation."

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

                  Section l3.06. Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, or other governing law this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

                  Section 13.07. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supercedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to those transactions. All exhibits and schedules hereto are expressly made a part of this Agreement as fully as though completely set forth herein.

                  Section 13.08. Amendments and Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

                  Section 13.09. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Seller, the Stockholders, Purchaser and Parent and their respective successors and permitted assigns.

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

                  Section 13.10. Successors and Assigns. No party hereto shall assignor delegate this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto, and any attempted assignment or delegation without prior written consent shall be void and of no force or effect. In the event Seller liquidates and dissolves after the date hereof, Dr. Adams shall have the right to exercise any and all rights of Seller arising under this Agreement.

                  Section 13.11. Governing Law and Jurisdiction. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof). In conncection with any claim seeking temporary, preliminary or permanent injunctive relief, the parties hereto irrevocably agree and consent to the exclusive jurisdiction of the courts of the State of Florida and the federal courts of the United States, sitting in Miami-Dade County, Florida for the ajudication of the claim for relief.

         Section 13.12 Arbitration. Except for a claim for equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in Miami-Dade County, Florida (unless the parties agree in writing to a different location), before three arbitrators in accordance with the rules of the American Arbitration Association then in effect. In any such arbitration proceeding the parties agree to provide all discovery deemed necessary by the arbitrators. The decision and award made by the arbitrators shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

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

                  Section 13.12. Counterparts. This Agreement is executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed by their duly authorized representatives, this Agreement as of the date first above written.

                       SFBC INTERNATIONAL, INC.

                       By: /s/  Dr. Gregory B. Holmes
                          -----------------------------------------------------
                                Dr. Gregory B. Holmes
                                Executive Vice President of Clinical Operations

                       SFBC NEW DRUG SERVICES, INC.

                       By: /s/  Dr. Gregory B. Holmes
                          -----------------------------------------------------
                                Dr. Gregory B. Holmes
                                Authorized Signatory

                       NEW DRUG SERVICES, INC.

                       By: /s/  Dr. Michael P. Adams
                          -----------------------------------------------------
                                Dr. Michael P. Adams
                                Chief Executive Officer




                        /s/ Dr. Michael P. Adams
                        --------------------------------
                            Dr. Michael Adams


                        /s/ Dr. Alfonso Tobia
                       ---------------------------------
                            Dr. Alfonso Tobia


                        /s/ Mr. Glenn Adams
                       ----------------------------------
                            Mr. Glenn Adams


                        /s/ Dr. Anthony Orlando
                       -----------------------------------
                            Dr. Anthony Orlando



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